GameTech Names Marcia R. Martin as Chief Financial Officer

RENO, NV June 9, 2008 – GameTech International, Inc. (“GameTech®”) (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo and gaming equipment, systems, and video lottery terminals through its Summit divisions, announced today that Marcia R. Martin, CPA, has been named Chief Financial Officer for the Company, effective June 10, 2008.  Ms. Martin is a talented senior business leader with over 13 years of financial experience at the executive level and with over 10 years financial experience in the gaming industry, including as Vice President, Corporate Controller with Alliance Gaming Corporation/Bally Gaming & Systems. Most recently, Ms. Martin served as President, Western Division and Corporate CFO with the Holder Hospitality Group

“We are particularly pleased to have a person with Ms. Martin’s financial and gaming qualifications joining GameTech.  As our Company continues its growth we will be relying on her broad experience to support our company’s requirements as we move forward,” said Jay Meilstrup, GameTech’s President and CEO.

In addition to her position as President, Western Division and Corporate CFO with Holder Hospitality Group, Ms. Martin has served as Vice President Controller, Strategic Planning with Twentieth Century Fox, Inc. as well as Vice President, Finance and Administration with GES Exposition Services.  She began her career with Price Waterhouse & Co. as an auditor.  Ms. Martin received her Bachelor of Science from the Ohio State University and her CPA from the State of California.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services.  Under the GameTech® brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices.  Under the Summit Gaming ™ brand the Company provides video lottery terminal devices and related software and content.  GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom.  The company was incorporated in 1994 and is headquartered in Reno, Nevada.